Exhibit 99.1
Keros Therapeutics Appoints Alpna Seth, Ph.D., to its Board of Directors

April 19, 2023 at 8:00 AM EDT

LEXINGTON, Mass., April 19, 2023 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros” or the “Company”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological, pulmonary and cardiovascular disorders with high unmet medical need, today announced that it appointed Alpna Seth, Ph.D., to its Board of Directors, effective May 1, 2023.

“Dr. Seth’s deep industry experience and expertise in drug development, global operations and product launches will be an invaluable addition to our Board of Directors,” said President and Chief Executive Officer Jasbir Seehra, Ph.D. “We are excited to welcome her to our Board at this pivotal stage in our evolution, and look forward to working with her as we continue to develop innovative product candidates for patients.”

Dr. Seth served as the President and Chief Executive Officer of Nura Bio Inc. for three years, until she retired in October 2022. From July 2017 to January 2019, Dr. Seth was the Chief Operating Officer of Vir Biotechnology, Inc. Prior to joining Vir, Dr. Seth was Senior Vice President and Global Head of the Biosimilars business for Biogen, Inc. since 2014. From 1998 through July 2017, Dr. Seth held a range of global leadership and general management roles at Biogen spanning drug development, commercialization and international operations, including founding Managing Director of Biogen Idec India and Program Executive for several of Biogen’s major cross-functional drug development programs and product launches. Dr. Seth currently serves on the board of directors of Bio-Techne Corporation and Seagen Inc.

Dr. Seth received a Ph.D. in biochemistry and molecular biology from University of Massachusetts Medical School and conducted her post-doctoral research at Harvard University in immunology and structural biology, both as a Howard Hughes Medical Institute Fellow. She is also a graduate of the Advanced Management Program at Harvard Business School.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological, pulmonary and cardiovascular disorders with high unmet medical need. Keros is a leader in understanding the role of the transforming growth factor-beta family of proteins, which are master regulators of red blood cell and platelet production as well as of the growth, repair and maintenance of a number of tissues, including blood vessels and heart tissue. Keros’ lead protein therapeutic product candidate, KER-050, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ lead small molecule product candidate, KER-047, is being developed for the treatment of functional iron deficiency. Keros’ third product candidate, KER-012, is being developed for the treatment of pulmonary arterial hypertension and for the treatment of cardiovascular disorders.

Investor Contact:

Justin Frantz
jfrantz@soleburystrat.com
617-221-9100